RESOLUTION OF THE BOARDS OF DIRECTORS OF IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC AND IRONWOOD MULTI-STRATEGY FUND LLC (COLLECTIVELY, THE “FUNDS”), DATED SEPT. 19, 2012

RESOLVED, that the Board of Directors hereby grants limited power of attorney to the Chairman and the Treasurer of the Funds, whereby the Chairman or the Treasurer may amend each Fund’s prospectus without seeking the prior approval of the Board of Directors, but will provide the Board of Directors a copy of the Fund’s revised prospectus within a reasonable amount of time of such an amendment.